                                                                    EXHIBIT (12)

                                   ONEOK, Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                   and Preferred Stock Dividend Requirements
                                 August 31, 1998



                                                     YEARS ENDED AUGUST 31,
                                      ----------------------------------------------------
                                           1998       1997       1996       1995     1994
                                           ----       ----       ----       ----     ----
FIXED CHARGES, AS DEFINED
     INTEREST ON LONG-TERM DEBT           30,846     31,354     31,748     32,345   32,979
     OTHER INTEREST                        3,723      3,376      3,184      4,934    1,855
     AMORTIZATION OF DEBT ISSUE COSTS        506        518        530        512      525
     INTEREST ON LEASE AGREEMENTS          2,325      2,266      2,266      2,266    2,266
                                      ----------------------------------------------------
          TOTAL FIXED CHARGES             37,400     37,514     37,728     40,057   37,625

PREFERRED DIVIDEND REQUIREMENTS           26,979        285        428        428      428
                                      ----------------------------------------------------
          TOTAL FIXED CHARGES
          AND PREFERRED DIVIDEND
          REQUIREMENTS                    64,379     37,799     38,156     40,485   38,053
                                      ====================================================


EARNINGS BEFORE INCOME TAXES             168,380     94,107     85,873     68,146   57,276

TOTAL FIXED CHARGES                       37,400     37,514     37,728     40,057   37,625
                                      ----------------------------------------------------

EARNINGS AVAILABLE FOR
COMBINED FIXED CHARGES
AND PREFERRED DIVIDEND
REQUIREMENTS                             205,780    131,621    123,601    108,203   94,901
                                      ====================================================

RATIO OF EARNINGS TO COMBINED
FIXED CHARGES AND PREFERRED
DIVIDEND REQUIREMENTS                       3.20x      3.48x      3.24x      2.67x    2.49x
                                      ====================================================


FOR PURPOSES OF COMPUTING THE RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS, "EARNINGS" CONSISTS OF NET INCOME PLUS FIXED CHARGES AND INCOME TAXES. "FIXED CHARGES CONSISTS OF INTEREST CHARGES, THE AMORTIZATION OF DEBT ISSUE COSTS AND THE REPRESENTATIVE INTEREST PORTION OF OPERATING LEASES. "PREFERRED DIVIDEND REQUIREMENTS" CONSISTS OF THE PRE-TAX PREFERRED DIVIDEND REQUIREMENT.